Exhibit 10.15

14 December 2025

Via email: ***

Addendum to your 19 July 2025 Letter of Appointment as Chairman

Dear Iain:

Effective 14 December 2025, Silence Therapeutics Plc will increase your remuneration to £25,000 per month for a period of six months, during which you will serve as Chair of the Company with executive responsibilities. Following this initial term, the arrangement may continue on a monthly basis by mutual agreement.

Also, an award of 300,000 ADSs will be granted as of 14 December 2025. Any monetary bonus will be determined after further discussion by the Remuneration Committee.

All other terms and conditions of your engagement are unchanged.

Yours Sincerely,

/s/Tim McInerney

Tim McInerney

Chair, Remuneration Committee